Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com
August 14, 2023
Mondee Holdings, Inc.
10800 Pecan Park Blvd.
Suite 315
Austin, TX 78750
Ladies and Gentlemen:
We have acted as counsel to Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp. (“ITHAX”)), a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”)of a registration statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Base Prospectus”) relating to:
(1)the issuance by the Company of up to 1,507,500 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) upon exercise of outstanding warrants, consisting of:
(A)up to 232,500 shares of Class A Common Stock (the “Private Placement Warrant Shares”) that are issuable upon exercise of warrants to purchase shares of Common Stock (the “Private Placement Warrants”) issued in a private placement (the “private placement”) from time to time by third parties who did not purchase the Private Placement Warrants from the Company in the private placement;
(B)up to 1,275,000 shares of Class A Common Stock (the “Preferred Financing Warrant Shares” and, together with the Private Placement Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of warrants to purchase shares of Common Stock (the “Preferred Financing Warrants” and, together with the Private Placement Warrants, the “Warrants”) issued in a private placement (the “Preferred Financing”) from time to time by third parties who did not purchase the Preferred Financing Warrants from the Company in the Preferred Financing; and
(2)the resale by certain of the selling stockholders named in the Registration Statement or their permitted transferees (the “Selling Securityholders”) of (a) up to 72,971,981 shares of Common Stock, consisting of (i) 232,500 Private Placement Warrant Shares, (b) 5,792,255 shares of Common Stock issued to certain of the Selling Securityholders in private placements pursuant to the terms of subscription agreements between such investors and ITHAX (such subscription agreements, as amended, the “Subscription Agreements” and such shares, the “PIPE Shares”), in connection with, and immediately prior to the consummation of, the business combination between ITHAX and Mondee Holdings II, Inc. as described in the prospectus included in the Registration Statement (the “Business Combination”), (c) 55,348,072 shares of Class A Common Stock issued to Mondee Holdings, LLC, a Delaware limited liability company (the “Mondee Stockholder”), in connection with the Business Combination (the “Merger Consideration Shares”) (and subsequently distributed to the members of the Mondee Stockholder), (d) 7,400,000 shares of Class A Common Stock (the “Earn-Out Shares”) issued pursuant to earn-out agreements between the Company and certain members of management and affiliates of the Company (the “Earn-Out Agreements”), (e) 2,534,154 shares of Common Stock held by certain members of ITHAX Acquisition Sponsor LLC (the “Sponsor” and such shares, the “Sponsor Member Shares”) and (f) 390,000 shares of Common Stock held by certain members of the Sponsor that are newly registered pursuant to the Registration Statement (the “Additional Sponsor Member Shares” and, together with the PIPE Shares, the Merger Consideration

Shares, the Earn-Out Shares, and the Sponsor Member Shares, the “Selling Securityholder Shares”) and (b) up to 1,507,5000 Warrants, consisting of 232,500 Private Placement Warrants and 1,275,000 Preferred Financing Warrants.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
We have reviewed originals or copies of (a) the Base Prospectus, (b) the Registration Statement, (c) the Company’s certificate of incorporation and bylaws (each as amended, the “Certificate of Incorporation” and the “Bylaws”), each as currently in effect, (d) that certain Amended and Restated Warrant Agreement, dated July 18, 2022, by and between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Company, as amended (the “Private Warrant Agreement”), (e) that certain Warrant Agreement, dated September 29, 2022, by and between the Company and the Warrant Agent (the “Preferred Financing Warrant Agreement” and, together with the Private Warrant Agreement, the “Existing Warrant Agreements”), (f) the Subscription Agreements, (g) that certain Registration Rights Agreement, dated July 18, 2022, by and among the Company, the Sponsor, Mondee Holdings, LLC, and the other holders party thereto (the “Closing Registration Rights Agreement”), (h) that certain Registration Rights Agreement, dated as of September 29, 2022, by and between the Company and the subscribers thereto, as amended from time to time (the “Preferred Registration Rights Agreement” and, together with the Closing Registration Rights Agreement, the “Registration Rights Agreements”), and (i) the Earn-Out Agreements (the Existing Warrant Agreements, Subscription Agreements, Registration Rights Agreements and Earn-Out Agreements collectively referred to herein as the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.
In rendering the opinion set forth below, we have assumed:
a.the genuineness of all signatures;
b.the legal capacity of natural persons;
c.the authenticity of all documents submitted to us as originals;
d.the conformity to original documents of all documents submitted to us as duplicates or conformed copies;
e.as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company; and
f.the exercise price of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.
In rendering the opinions set forth below, we have assumed further that, at the time of issuance and delivery of each of the Warrant Shares, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the issuance and delivery by the Company of such Warrant Shares pursuant to the Existing Warrant Agreements will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York or the Delaware General Corporation Law, assuming there shall not have been any change in such laws affecting the validity or enforceability of the Existing Warrant Agreements and such Warrant Shares) and (3) the issuance and delivery by the Company of such Warrant Shares (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements. We have also assumed, with respect to the issuance of common stock, the amount of valid consideration paid in respect of such common stock will equal or exceed the par value of such common stock.
In our capacity as counsel to the Company in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the securities described in the Registration Statement. For purposes of this opinion, we have assumed that such proceedings will be timely and properly completed, in accordance with all requirements of applicable federal, New York and Delaware laws, in the manner presently proposed.
The opinions set forth below are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.
We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible. With respect to our opinion as to the common stock and securities convertible into or exercisable for shares of common stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of common stock are authorized and available for issuance under the Company’s Certificate of Incorporation as then in effect and that the consideration for the issuance and sale of the common stock is in an amount that is not less than the par value of the common stock.
We have not independently verified any of the foregoing assumptions.
It is understood that this opinion is to be used only in connection with the offer and sale of securities while the Registration Statement is effective under the Securities Act.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.The Warrants constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York.
2.The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the applicable Warrants and the Existing Warrant Agreements, will be validly issued, fully paid, and nonassessable.
3.The Selling Securityholder Shares are validly issued, fully paid and non-assessable.
The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any provision waiving the right to object to venue in any court; and (iii) any agreement to submit to the jurisdiction of any federal court.
Our opinion is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the securities.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ REED SMITH LLP
Reed Smith LLP